Exhibit 99.1
Block Communications, Inc. Reports Second Quarter 2005 Results
Toledo, OH—Monday August 15, 2005
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended June 30, 2005.
     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 145,600 basic cable subscribers at June 30, 2005, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 127,000 subscribers. The Erie County system is located in Sandusky, Ohio; both systems have been rebuilt to 870 MHz. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 368,400 and 579,100, respectively as of June 30, 2005. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a commercial telecom business and a home security business.
     For the second quarter ended June 30, 2005, the Company had net revenues of $109.5 million, a decrease of $68,000, or 0.1%, as compared to the same period of the prior year. This decrease was attributable to revenue declines in the publishing and broadcast operations, partially offset by revenue growth in cable and other communications. Our advertising based companies continue to be challenged by lagging economic conditions in our Great Lakes/ Midwest markets.
     Cable revenue for the quarter was $32.1 million, an increase of $1.8 million, or 5.8%, as compared to the same period of 2004. The increase in cable revenue was principally the result of an increase of $5.38, to $73.50, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $41.46 decreased $2.52 as compared to the second quarter of 2004. The decrease in high-speed data average revenues resulted from packaging discounts and promotional offers, along with the launch of lower speed and lower-priced tiers designed to compete against dial-up internet and DSL services. For the quarter ended June 30, 2005, average monthly digital revenue per home was $18.77, an increase of $4.13 as compared to the same period of the prior year. The increase in average digital revenue per home resulted from an increase in the monthly digital cable service charge, increases in Video on Demand (VOD) purchases due to greater market awareness, and a greater number of high-definition converters and DVR converters deployed during the second quarter of 2005, partially offset by packaging discounts and promotional offers. Paid VOD purchases grew over 150% as compared to the second quarter of 2004. The increasingly competitive environment, primarily in the Toledo market, drove the continuation of discounts and promotional offers throughout the second quarter of 2005. Buckeye TEL, our residential telephone service, was launched during the first quarter of 2005. During the three months ending June 30, 2005, our residential telephone service provided $174,000 of additional cable revenue.
     Revenue generating units increased in the high-speed data and digital categories during the three month period ended June 30, 2005. The net increase in high-speed data subscribers totaled 1,773 and the net increase in digital homes totaled 438 during the quarter. This resulted in 42,569 high-speed data customers and 53,304 digital homes as of June 30, 2005. Basic subscribers at the end of the period totaled 145,578, a decrease of 402, or 0.3%, basic subscribers in the second quarter of 2005. Buckeye Cablesystem recognized a net decrease of 1,212 basic subscribers. This is due to a seasonal reduction resulting from the large number of college students in the Toledo market, an increase in the number of disconnects due to economic conditions, and continuing competition. Erie County system recognized a net increase of 810 basic subscribers, resulting from seasonal growth in our Erie County subscriber base due to the tourism component of the Sandusky market and to the upgrade of the Erie County system. As of June 30, 2005, we had 2,895 Buckeye TEL subscribers.
     Publishing revenue for the quarter was $62.7 million, a decrease of $1.7 million, or 2.6%, as compared to the second quarter of 2004. The decrease consisted of a $1.2 million, or 2.3%, decrease in advertising revenue due primarily to decreases in retail and national advertising of $57,000, or 0.2%, and $1.7 million, or 22.3%, respectively, partially offset by growth in classified and internet advertising of $231,000, or 1.2%, and $325,000, or 41.4%, respectively. Other advertising, net of trade expense, increased $34,000. Circulation revenue decreased $491,000, or 4.1%, as compared to the same period of 2004, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. The variance in circulation rates is the result of discounting efforts to improve circulation during the second quarter of 2005 as compared to the second quarter of 2004. Other revenue, which consists of third party and total market delivery, was consistent with the same quarter of the previous year.
     Broadcasting revenue for the quarter was $9.5 million, a decrease of $272,000, or 2.8%, as compared to the three months ended June 30, 2004. The decrease in broadcasting revenue was due to decreases in national and political advertising of $250,000, or 7.0%, and $273,000, or 92.6%, respectively, partially offset by an increase in combined local and regional revenue of $96,000, or 1.3%, and a decrease in agency commissions of $45,000. Other income increased $110,000 as compared to the second quarter of 2004 primarily due to DBS retransmission fees recognized during the second quarter of 2005.

     Other communications revenue for the quarter was $5.2 million, an increase of $120,000, or 2.4%, as compared to same period of the prior year. Telecom revenue for the quarter was $4.4 million, a decrease of $84,000, due primarily to decreases in carrier access billings, long-distance revenue, and reciprocal compensation of $119,000, $130,000, and $27,000, respectively. These decreases were partially offset by an increase in competitive access and local exchange/switched service revenue of $195,000, due to the net addition of 117 commercial telecom customers, representing a 15.8% increase in the customer base since the second quarter of 2004. Revenue from the home security business grew $87,000, or 14.8%, due to an increase in the number of system sales as compared to the second quarter of 2004. Metro Fiber & Cable Construction Inc., which typically performs services solely for our cable companies, had external sales during the quarter totaling $117,000.
     Operating expenses for the quarter were $107.3 million, an increase of $2.0 million, or 1.9%, as compared to the second quarter of 2004. The increase in operating expense was attributable to increased expenses in all operating segments, partially offset by a decrease in corporate general and administrative expenses.
     Cable cost of revenue was $22.8 million, an increase of $850,000, or 3.9%, as compared to the same period of the prior year. The increase was due to an $84,000, or 1.1%, increase in basic programming expenses, a $136,000, or 19.3%, increase in cable modem associated expenses, and a $212,000, or 30.5%, increase in programming expenses for the digital tier. Also, video on demand expense increased $115,000 due to the increases in VOD purchases. These increases were partially offset by decreases in pay and pay-per-view programming expense of $127,000, or 10.8%. Programming and trade expense related to our WB affiliate increased $233,000. Technical and network operation expenses increased $214,000 and $57,000, respectively, primarily due to the launch of Buckeye TEL during the first quarter of 2005. Basic cable programming expenses increased due to price increases from programming suppliers. Cable modem expenses increased as a result of additional customer service representatives and network and product improvements implemented in response to subscriber growth. Programming expense for the digital tier increased due to increases in digital carriage fees and an increase in the number of digital subscribers as compared to the same quarter of the prior year.
     Cable selling, general & administrative expense was $6.3 million, an increase of $617,000, or 10.9%. General and administrative expenses increased $339,000, or 10.7%, due to an increase recorded in the loss on disposal of assets of $430,000 and additional administrative expenses due to the launch of residential telephone service totaling $220,000, partially offset by savings in personal property tax resulting from a change in the Ohio tax law. Marketing and advertising expense increased $198,000, or 12.9%, partially due to the launch of residential telephone service during the first quarter of 2005. Furthermore, customer service expense increased $68,000 because of Buckeye TEL.
     Publishing cost of revenue was $46.7 million, an increase of $689,000, or 1.5%, as compared to the three months ended June 30, 2004. The increase was partially due to a $131,000, or 1.6%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $48.83, or 9.4%, partially offset by a 3.6% decrease in consumption from the same period of the prior year. Cost of revenue further increased due to increases in editorial, circulation, and depreciation expense of $137,000, $362,000, and $252,000, respectively. Circulation expenses increased due to improved customer service, increased solicitation efforts, and a general focus on reducing churn through improving the quality of subscription orders and increased reselling efforts. Depreciation expense increased due to the capital improvement projects at the Post-Gazette. Other departmental expenses reported favorable variances due to tight budgetary controls.
     Publishing selling, general and administrative expense was $18.0 million, an increase of $584,000, or 3.3%, primarily due to increases in the Post Gazette’s health insurance, other post-employment benefits, administrative payroll, and third-party telemarketing and computer maintenance expense of $191,000, $370,000, $444,000, and $158,000, respectively. These were offset by savings in the Post Gazette’s workers’ compensation costs of $931,000, as compared to the second quarter of 2004. Workers’ compensation expense decreased as compared to the same period of the prior year due to improvements in overall claim management and a decrease in the average dollar value associated with outstanding claims. The Blade’s general and administrative costs increased primarily due to increases in pension and welfare benefits, legal expenses and other post-employment benefits of $199,000, $99,000, and $40,000, respectively.
     Broadcasting cost of revenue was $5.3 million, a decrease of $298,000, or 5.4%, from the same period of the prior year, primarily due to decreases in engineering, programming, production, and broadcast film amortization expense of $47,000, $31,000, $54,000, and $49,000, respectively. These decreases are the result of tight cost controls at all broadcast stations. Depreciation decreased from the same period of the prior year by $54,000.
     Broadcasting selling, general and administrative expense was $3.4 million, an increase of $318,000, or 10.5%, due to a $333,000, or 19.2%, increase in general administrative expenses attributable to employee benefit costs and legal and professional fees. These administrative increases were partially offset by a decrease in selling and promotion expenses of $14,000, or 1.1%, due to tight budgetary controls.

     Other communications cost of revenue was $2.6 million, an increase of $156,000, or 6.5%, from the same period of 2004. Telecom cost of revenue increased $79,000, or 3.9%, due primarily to an increase in depreciation and information system expense of $128,000 and $29,000, respectively. These increases were partially offset by decreases in network operations and long-distance expense of $24,000 and $56,000, respectively. Home security alarm system sales and monitoring cost of revenue decreased $29,000 due to tight expense controls. Metro Fiber & Cable Construction Inc., which typically performs services solely for our cable companies, incurred external expenses during the second quarter of 2005 totaling $106,000.
     Other communications selling, general and administrative expense was $2.0 million, an increase of $55,000, or 2.8%. Telecom selling, general and administrative expense increased $43,000, or 2.6%, due primarily to increases in billing and customer service related expenses. Selling, general and administrative expenses for our residential security business increased $12,000, or 3.6%, due to general inflationary factors.
     On June 20, 2005, William Block Sr., a significant shareholder of the company, died. Under an agreement with the Company, the estate of the deceased shareholder (the Estate) may require us to redeem shares of non-voting common stock to the extent necessary to provide the Estate with funds to pay estate taxes and administrative expenses. In anticipation of this obligation, the company held a substantial amount of life insurance on the deceased. As of June 30, 2005, we have recorded a receivable in the amount of $21.2 million for expected life insurance proceeds, an operating gain of $691,000 to recognize the increase in cash surrender value up to the date of death, and a non-operating gain of $2.9 million to recognize the amount of expected proceeds in excess of the recorded cash surrender value of the life insurance policies. The portion of shares that the Estate may redeem is limited to the amount of the estate tax liability and administrative expenses, which has not yet been estimated. Therefore, we are unable at this time to quantify the number and value of shares of common stock that may be redeemable by the Estate; accordingly, all shares will remain classified as permanent equity until such estimates are available. We believe that the proceeds of the life insurance policies will be sufficient to meet the cash requirements of the redemption obligation.
     Operating income decreased $2.1 million, to $2.2 million, as compared to the three months ended June 30, 2004. Cable operating income increased $309,000, or 11.3%, due to revenue growth generated from rate increases and rollout of new services, partially offset by increases in programming expenses, administrative expenses related to the launch of residential telephone service, and expenses associated with the continued growth in cable modems and digital products. Publishing operating loss increased $3.0 million, or 314.9%, primarily due to continued decreases in advertising and circulation revenues. The increase in operating loss is also attributable to increased newsprint and certain departmental expenses. Broadcasting operating income decreased $292,000, or 24.6%, due to decreases in advertising revenue, primarily national and political advertising, and flat operating expenses. Other communications operating income decreased $91,000, or 13.6%, due to a revenue decline in telecom operations and increased telecom operating expenses, partially offset by revenue growth in our home security business. Operating loss attributable to corporate expenses decreased $977,000, or 74.1%, due to overall decreases in employee costs and legal and professional fees of $ $132,000 and $86,000, respectively, and a decrease in amortization expense of $48,000 due to the expiration of various non-compete agreements and general cost controls. Additionally, during the second quarter of 2005, we recognized an increase of $691,000 in the cash surrender value of company owned life insurance policies insuring the life of William Block, Sr.
     Our non-operating income and expense consist of interest expense, investment income, change in fair value of interest rate swaps, and any non-recurring items that are not directly related to our primary operations. Net non-operating expense increased $7.5 million, or 150.7%, as compared to the three months ended June 30, 2004. Interest expense increased $1.1 million, or 22.2%, due primarily to an increase in the effective interest rate. The expense attributable to the change in the fair value of our non-hedge interest rate swaps increased $10.0 million as compared to 2004 due to the specific swaps in effect during the two periods and changes in the interest rate environment. Investment income increased $691,000 due primarily to $600,000 of interest income recorded relating to a federal income tax receivable. This amount has been recognized based on the progressing status of the Internal Revenue Service audit of the 2001 tax year and the related refund claim. As mentioned above, due to the death of William Block Sr., we recognized income of $2.9 million, which represents the additional amount of death benefit in excess of the cash surrender value of the policies at the time of death.
     For the three months ended June 30, 2005, the company reported a net loss of $439,000, compared to net income of $9.2 million reported for the same period of the prior year. This decrease in net income is primarily due an unfavorable variance of $10.0 million on the change in fair value of interest-rate swaps, an increase in interest expense of $1.1 million, and a decrease in operating income of $2.1 million. These decreases were partially offset by an increase in investment income of $691,000 and $2.9 million of income related to the net death benefit discussed above. The provision for income taxes was $56,000 for the second quarter of 2005 compared to a credit for income taxes of $38,000 for the same quarter of the previous year.
     Depreciation and amortization increased $254,000, or 1.9%, as compared to the same period of the prior year. The increase was primarily due to an increase in publishing operations depreciation expense of $252,000 resulting from the capital improvement projects primarily at the Post-Gazette. Depreciation expense of our other communications operations increased $128,000, primarily due to telecom capital expenditures. These increases were partially offset by a decrease in broadcast depreciation of $54,000 and a decrease of $48,000 in the amortization recorded at the parent company level due to the expiration of various non-compete agreements.

     Adjusted EBITDA decreased $786,000, or 4.4%, as compared to the second quarter of 2004. A reconciliation of net loss to adjusted EBITDA is provided below. The adjusted EBITDA originally reported for the second quarter of 2004 has been increased by $498,000 due to the implementation of FSP FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. During the third quarter of 2004, we elected retroactive application to the date of enactment under FSP FAS 106-2 and remeasured the plans’ accumulated postretirement benefit obligation (APBO) to include the effects of the subsidy as of December 31, 2003. This remeasurement resulted in a reduction of the plans’ APBO and reduced the net periodic non-pension postretirement benefit cost for the entire 2004 fiscal year. Accordingly, we have adjusted EBITDA for the first two quarters of 2004 to recognize the reduction in benefit cost.
     Adjusted EBITDA as a percentage of revenue for the quarter ended June 30, 2005 decreased to 15.7% from 16.4% for the three months ended June 30, 2004. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the decrease in advertising revenue and the increase in operating expenses for all segments, partially offset by the continued rollout of high margin advanced cable products and the increase in cable service charges . Net loss as a percentage of revenue was 0.4% as of June 30, 2005, as compared to net income as a percentage of revenue at June 30, 2004 of 8.4%. This is primarily due to the unfavorable variance on the change in fair value of interest rate swaps discussed above.
Liquidity and capital resources
     Capital expenditures totaled $10.8 million and $11.4 million, including capital leases, for the three months ended June 30, 2005 and June 30, 2004, respectively. Year to date capital expenditures totaled $18.9 million and $24.6 million, including capital leases, for 2005 and 2004, respectively. Capital expenditures in 2005 were used primarily to rollout advanced cable services, including residential telephony, complete the Pittsburgh Post-Gazette facility upgrade, and further our digital conversion at our broadcast properties. Capital expenditures in 2004 were used primarily in the rebuild of the Erie County Cable system, the Post-Gazette facility upgrade, and the maintenance of other operating assets. We expect to make capital expenditures of $20.5 million in the last half of 2005. These include the continued rollout of advanced cable services and various other improvements to our operations.
     As of June 30, 2005, the Company had $4.3 million in cash and cash equivalents and long-term funded debt of $266.1 million, excluding letters of credit and the $1.2 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing June 30, 2005 was 4.20 to 1.0. Please refer to the reconciliation of net income (loss) to adjusted EBITDA provided below. The ratio of long-term funded debt to net loss for the twelve months trailing June 30, 2005 was 21.8 to 1.0.
     For additional information on our second quarter 2005 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.
Conference Call Information
     The Company will host a conference call to discuss its second quarter 2005 results on Tuesday, August 16, 2005 beginning at 4:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0571, conference ID: Block. A replay of the call will be available at 800-723-6062 beginning August 16, 2005 at 6:00 p.m. Eastern Time Zone until August 23, 2005 at midnight Eastern Time Zone.
Forward-Looking Statements
     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.
     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations
Set forth below are the operating results for the quarters ended June 30, 2005 and 2004. A reconciliation of net loss to adjusted EBITDA is provided for the quarters ended June 30, 2005, June 30, 2004 and the twelve months ended December 31, 2004.
Block Communications, Inc. and Subsidiaries
Results of Operations (unaudited)

	Three months ended June 30,
	2005		2004

Revenue:
Publishing	$62,683,716	57.2%	$64,376,216	58.8%
Cable	32,145,678	29.4	30,369,466	27.7
Broadcasting	9,513,810	8.7	9,785,531	8.9
Other communications	5,155,580	4.7	5,035,896	4.6

	109,498,784	100.0	109,567,109	100.0

Expense:
Cost of revenue:
Publishing	46,673,843	42.6	45,985,090	42.0
Cable	22,826,948	20.8	21,976,765	20.1
Broadcasting	5,263,423	4.8	5,561,446	5.1
Other communications	2,553,428	2.3	2,397,461	2.2

	77,317,642	70.6	75,920,762	69.3

Selling, general & administrative expense:
Publishing	18,033,221	16.5	17,449,573	15.9
Cable	6,271,625	5.7	5,654,976	5.2
Broadcasting	3,356,710	3.1	3,038,298	2.8
Other communications	2,022,721	1.8	1,967,795	1.8
Corporate expenses	341,973	0.3	1,319,240	1.2

	30,026,250	27.4	29,429,882	26.9

	107,343,892	98.0	105,350,644	96.2

Operating income	2,154,892	2.0	4,216,465	3.8

Nonoperating income (expense):
Interest expense	(5,920,837)		(4,846,880)
Change in fair value of interest rate swaps	(174,498)		9,800,683
Gain on life insurance proceeds	2,857,959		—
Investment income	712,821		21,819

	(2,524,555)		4,975,622

Income (loss) before income taxes and minority interest	(369,663)		9,192,087
Provision (credit) for income taxes	55,971		(38,493)
Minority interest	(13,134)		17,080

Net income (loss)	(438,768)		9,247,660

Add:
Interest expense	5,920,837		4,846,880
Provision (credit) for income taxes	55,971		(38,493)
Depreciation	13,280,318		12,978,372
Amortization of intangibles and deferred charges	669,248		717,327
Amortization of broadcast rights	1,491,098		1,532,397
Loss on disposal of property and equipment	455,107		24,489
Change in fair value of interest rate swaps	174,498		(9,800,683)

Less:
Gain on life insurance proceeds	(2,857,959)		—
Payments on broadcast rights	(1,600,963)		(1,572,139)

Adjusted EBITDA	$17,149,387		$17,935,810

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Three months ended June 30, 2005

Net income (loss)	$(2,062,420)	$3,052,413	$848,857	$565,425	$(2,843,043)	$(438,768)
Adjustments to net income (loss):
Interest expense	39,072	—	—	—	5,881,765	5,920,837
Provision for income taxes	—	—	41,965	14,006	—	55,971
Depreciation	2,800,642	8,661,764	627,822	1,190,090	—	13,280,318
Amortization of intangibles & deferred charges	89,143	184,891	4,235	—	390,979	669,248
Amortization of broadcast rights	—	65,009	1,426,089	—	—	1,491,098
Film payments	—	(63,853)	(1,537,110)	—	—	(1,600,963)
(Gain) loss on disposal of assets	576	452,188	(2,100)	4,443	—	455,107
Gain on life insurance proceeds	—	—	—	—	(2,857,959)	(2,857,959)
Change in fair value of derivatives	—	—	—	—	174,498	174,498

Adjusted EBITDA	$867,013	$12,352,412	$1,409,758	$1,773,964	$746,240	$17,149,387

	Three months ended June 30, 2004

Net income	$928,020	$2,738,738	$1,201,856	$670,640	$3,708,406	$9,247,660
Adjustments to net income:
Interest expense	44,738	—	—	—	4,802,142	4,846,880
Provision (credit) for income taxes	(31,018)	—	2,000	—	(9,475)	(38,493)
Depreciation	2,548,957	8,685,505	681,393	1,062,517	—	12,978,372
Amortization of intangibles & deferred charges	89,143	184,891	4,235	—	439,058	717,327
Amortization of broadcast rights	—	57,123	1,475,274	—	—	1,532,397
Film payments	—	(55,932)	(1,516,207)	—	—	(1,572,139)
(Gain) loss on disposal of assets	—	22,176	3,363	(1,050)	—	24,489
Change in fair value of derivatives	—	—	—	—	(9,800,683)	(9,800,683)

Adjusted EBITDA	$3,579,840	$11,632,501	$1,851,914	$1,732,107	$(860,552)	$17,935,810

	Six months ended June 30, 2005

Net income (loss)	$(5,643,719)	$4,667,022	$816,055	$1,200,684	$(7,760,312)	$(6,720,270)
Adjustments to net income (loss):
Interest expense	79,719	—	—	—	11,989,462	12,069,181
Provision for income taxes	—	—	41,965	30,117	—	72,082
Depreciation	5,458,772	17,494,972	1,247,881	2,380,579	—	26,582,204
Amortization of intangibles & deferred charges	178,286	369,782	8,470	—	781,672	1,338,210
Amortization of broadcast rights	—	129,120	2,877,298	—	—	3,006,418
Film payments	—	(133,738)	(3,228,356)	—	—	(3,362,094)
(Gain) loss on disposal of assets	(16,560)	754,999	(7,263)	13,662	—	744,838
Gain on life insurance proceeds	—	—	—	—	(2,857,959)	(2,857,959)
Change in fair value of derivatives	—	—	—	—	(2,143,963)	(2,143,963)

Adjusted EBITDA	$56,498	$23,282,157	$1,756,050	$3,625,042	$8,900	$28,728,647

	Six months ended June 30, 2004

Net income (loss)	$(2,644,260)	$5,305,264	$1,740,615	$1,384,474	$(7,069,901)	$(1,283,808)
Adjustments to net income (loss):
Interest expense	115,201	—	—	—	9,394,208	9,509,409
Provision (credit) for income taxes	189,005	—	2,000	—	(18,950)	172,055
Depreciation	4,817,895	16,729,409	1,367,625	2,129,559	—	25,044,488
Amortization of intangibles & deferred charges	178,286	369,782	8,470	—	933,227	1,489,765
Amortization of broadcast rights	—	119,860	2,964,703	—	—	3,084,563
Film payments	—	(114,371)	(3,092,040)	—	—	(3,206,411)
(Gain) loss on disposal of assets	(9,500)	271,299	3,163	(819)	—	264,143
Change in fair value of derivatives	—	—	—	—	(5,218,027)	(5,218,027)

Adjusted EBITDA	$2,646,627	$22,681,243	$2,994,536	$3,513,214	$(1,979,443)	$29,856,177

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Year ended December 31, 2004

Net income (loss)	$(2,012,801)	$5,487,258	$2,150,200	$2,247,824	$(14,642,829)	$(6,770,348)
Adjustments to net income (loss):
Interest expense	207,359	—	—	—	19,761,143	19,968,502
Provision (credit) for Income tax expense	1,387,000	3,110,000	958,237	(161,000)	(5,348,259)	(54,022)
Depreciation	9,754,281	32,612,117	2,562,061	4,460,517	—	49,388,976
Amortization of intangibles & deferred charges	356,567	739,563	16,940	—	1,715,043	2,828,113
Amortization of broadcast rights	—	245,278	5,988,386	—	—	6,233,664
Film payments	—	(243,020)	(6,079,578)	—	—	(6,322,598)
(Gain) loss on disposal of assets	425,474	2,979,066	85,012	(3,879)	—	3,485,673
Change in fair value of derivatives	—	—	—	—	(4,238,437)	(4,238,437)

Adjusted EBITDA	$10,117,880	$44,930,262	$5,681,258	$6,543,462	$(2,753,339)	$64,519,523